December 7, 2004

BY ELECTRONIC SUBMISSION
Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C. 20549

  Re:
  NitroMed, Inc.
  Rule 462(b) Registration Statement on Form S-1

Ladies and Gentlemen:

        Submitted herewith for filing on behalf of NitroMed, Inc. is a Registration Statement on Form S-1 filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), together with NitroMed's certification pursuant to Rule 111 of the Securities Act. The file number of the earlier effective registration statement is 333-120280.

        Please advise Cynthia Mazareas at (617) 526-6393 immediately if you have any questions regarding this filing.

Very truly yours,
/s/ Cynthia T. Mazareas
Cynthia T. Mazareas Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, MA 02109

December 7, 2004

BY ELECTRONIC SUBMISSION
Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C. 20549

  Re:
  NitroMed, Inc.
  Rule 462(b) Registration Statement on Form S-1

Ladies and Gentlemen:

        Pursuant to Rule 111 of the Securities Act of 1933, as amended (the "Securities Act"), I, Lawrence E. Bloch, Chief Financial Officer of NitroMed, Inc. (the "Company") hereby certify, on behalf of the Company, that:

  1.
  The Company has instructed its bank to transmit to the Securities and Exchange Commission (the "Commission") funds in the amount of $1,900.50 in full payment of the filing fee for the above-referenced Registration Statement. Such amount shall be transferred, no later than the close of business on Wednesday, December 8, 2004, to the Commission's account at Mellon Bank pursuant to the wire transfer instructions set forth in Rule 3(a) of the Securities Act.

  2.
  The Company shall not revoke such wire transfer instructions.

  3.
  The Company has sufficient funds in its bank account to cover the amount of the filing fee set forth in paragraph 1 above.

  4.
  The Company undertakes to confirm receipt by its bank of such instructions during regular business hours on Wednesday, December 8, 2004.

NitroMed, Inc.
By:	/s/ LAWRENCE E. BLOCH, M.D. Lawrence E. Bloch, M.D. Chief Financial and Business Officer